Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President, Chief Financial Officer & Treasurer	Corporate Communications Manager
763-540-1553	763-540-1212

TENNANT ANNOUNCES COST-REDUCTION ACTIONS

Third Quarter to Include Severance Charge of $1.9 Million, $0.21 Per Share

MINNEAPOLIS, Minn., Oct. 8, 2004 —Tennant Company (NYSE: TNC) said today that it is taking actions to permanently reduce costs as part of a continuing effort to improve profitability.  The actions include the elimination of a net 65 management and administrative positions company-wide on a base of approximately 2,500 employees.  The workforce reductions will result in a severance charge of approximately $1.9 million after tax, or $0.21 per diluted share, which the company is recognizing in its third quarter ended September 30, 2004.  The workforce reductions are expected to produce net annualized savings totaling $2 million to $3 million pre-tax in 2005, increasing to $4 million to $5 million pre-tax in 2006 and beyond.

Taking into account the third quarter severance charge, Tennant now expects to report earnings per diluted share of $1.34 to $1.49 for the full year.  Excluding the third quarter severance charge, this revised forecast of 2004 earnings per diluted share is within the lower half of the company’s previous full year guidance of $1.55 to $1.85.

The company also said that earnings per diluted share for the 2004 third quarter, including the severance charge, are expected to range from $0.07 to $0.10.  Excluding the severance charge, earnings per diluted share for the 2004 third quarter are expected to range from $0.28 to $0.31.  In the comparable 2003 period, the company reported net earnings of $3.3 million, or $0.36 per diluted share.  Third quarter net earnings were dampened by soft volume early in the quarter, higher than expected steel and petroleum-related materials costs, and increased selling and administrative expenses, including higher marketing costs for products being launched in the second half of 2004 and Sarbanes-Oxley compliance costs.

“The actions we took during the third quarter reflect our previously stated commitment to complement revenue growth initiatives with concerted efforts to leverage our cost structure to improve our overall profitability,” said Janet M. Dolan, Tennant Company’s president and chief executive officer.  “While sales volume is recovering, we are further reducing our overall cost structure to achieve our economic profit goals and fund our growth initiatives.”

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2—Tennant Announces Cost-Reduction Actions

Tennant plans to report results for the 2004 third quarter on October 21, before the start of trading on the New York Stock Exchange.  The company will conduct a conference call to discuss the results at 10:00 a.m. Central Time on October 21.  The company’s results announcement will be issued before the call and will be posted to the Tennant Web site, www.tennantco.com.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will also be available at www.tennantco.com for about two weeks after the call ends.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards, taxation changes, and the potential repeal of the foreign export benefit; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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